SHARE PURCHASE AGREEMENT
AND SHARE EXCHANGE

by and among

Datone, Inc.
a Delaware corporation

and

Glory Reach International, Inc.
a Hong Kong Corporation

and

the Shareholders of
Glory Reach International, Inc.

and

Greenwich Holdings LLC
a New York limited liability company
and

Qingdao Hongguan Shoes Co., Ltd
a PRC company

Dated as of February 12, 2010

SHARE PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS SHARE  EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 12th day of February, 2010, by and between Datone, Inc., a Delaware corporation (hereinafter referred to as “Datone”) and Glory Reach International Ltd. a Hong Kong company (hereinafter referred to as “Glory Reach”), Greenwich Holdings LLC (“Greenwich”), Qingdao Hongguan Shoes Co. Ltd (“Hongguan”)  and the shareholders of Glory Reach (the “Glory Reach Shareholders”), upon the following premises:

Premises

WHEREAS, Datone is a publicly traded corporation quoted on the Over-The-Counter Bulletin Board (the “OTCBB”);

WHEREAS, Datone agrees to acquire up to 100% of the issued and outstanding shares of Glory Reach from the Glory Reach Shareholders in exchange for the issuance of certain shares of Datone (the “Exchange”) and the Glory Reach Shareholders agree to exchange their shares of Glory Reach on the terms described herein. On the Closing Date (as defined in Section 4.05), Glory Reach will become a wholly-owned subsidiary of Datone;

WHEREAS, the boards of directors of Datone and Glory Reach have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GLORY REACH

As an inducement to, and to obtain the reliance of Datone, except as set forth in the Glory Reach Schedules (as hereinafter defined), Glory Reach represents and warrants as of the Closing Date, as defined below, as follows:

Section 1.01   Incorporation.  Glory Reach is a company duly incorporated, validly existing, and in good standing under the laws of the Special Administrative Region of Hong Kong and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Glory Reach Schedules are complete and correct copies of the memorandum of association and articles of association of Glory Reach as in effect on the date hereof, as well as true and correct copies of the Certificate of Incorporation and the Business Registration Certificate.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Glory Reach’s memorandum of association or articles of association.  Glory Reach has taken all actions required by law, its memorandum of association and articles of association, or otherwise to authorize the execution and delivery of this Agreement.  Glory Reach has full power, authority, and legal capacity and has taken all action required by law, its memorandum of association and articles of association, and otherwise to consummate the transactions herein contemplated.

Section 1.02   Authorized Shares.  The number of shares which Glory Reach is authorized to issue consists of 10,000 shares of a single class, par value of HK$1 per share.  There are 10,000 shares currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03   Subsidiaries and Predecessor Corporations.  Except as set forth in the Glory Reach  Schedule 1.03, Glory Reach does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Glory Reach” also includes those subsidiaries set forth on the Glory Reach Schedules.

Section 1.04   Financial Statements.

(a)           Included in the Glory Reach Schedule 1.04 are (i) the audited balance sheets of Glory Reach as of December 31, 2007  and December 31, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2007 and December 31, 2008   together with the notes to such statements and the opinion of MaloneBailey LLP , independent certified public accountants, and (ii) the unaudited financial statements for the quarter ended September 30, 2009 and September 30, 2008.. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Glory Reach balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Glory Reach.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Glory Reach had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Glory Reach, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)           Glory Reach has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Glory Reach has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Glory Reach are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)           All of Glory Reach’s assets are reflected on its financial statements, and, except as set forth in the Glory Reach Schedules or the financial statements of Glory Reach or the notes thereto, Glory Reach has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05   Information.  The information concerning Glory Reach set forth in this Agreement and in the Glory Reach Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Glory Reach has fully disclosed in writing to Datone (through this Agreement or the Glory Reach Schedules) all information relating to matters involving Glory Reach or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Glory Reach or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Glory Reach, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06    Options or Warrants.  Except as set forth in the Glory Reach Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Glory Reach.

Section 1.07   Absence of Certain Changes or Events.  Since September 30, 2009 :

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Glory Reach;

(b)           Glory Reach has not (i) amended its memorandum of association or articles of association; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Glory Reach has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08   Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of GLORY REACH after reasonable investigation, threatened by or against Glory Reach or affecting Glory Reach or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Glory Reach does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09   Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Glory Reach is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Glory Reach Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Glory Reach is a party or by which its properties are bound and which are material to the operations of Glory Reach taken as a whole are valid and enforceable by Glory Reach in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Glory Reach Schedule 1.09 or reflected in the most recent Glory Reach balance sheet, Glory Reach is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Glory Reach.

Section 1.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Glory Reach is a party or to which any of its assets, properties or operations are subject.

Section 1.11   Compliance With Laws and Regulations.  To the best of its knowledge, Glory Reach has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Glory Reach or except to the extent that noncompliance would not result in the occurrence of any material liability for Glory Reach.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 1.12   Approval of Agreement.  The Board of Directors of Glory Reach has authorized the execution and delivery of this Agreement by Glory Reach and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Glory Reach Shareholders that the Exchange be accepted.

Section 1.13   Glory Reach Schedules.  Glory Reach has delivered to Datone the following schedules, which are collectively referred to as the “Glory Reach Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Glory Reach as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of the memorandum of association and articles of association of Glory Reach in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Glory Reach identified in paragraph 1.04(a);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Glory Reach since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d)           a schedule of any exceptions to the representations made herein; and

(e)           a schedule containing the other information requested above.

Glory Reach shall cause the Glory Reach Schedules and the instruments and data delivered to Datone hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14   Valid Obligation.  This Agreement and all agreements and other documents executed by Glory Reach in connection herewith constitute the valid and binding obligation of Glory Reach, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15   PRC Laws and Regulations. To the best of their knowledge, Glory Reach and its subsidiary are in compliance with all applicable PRC laws and regulations (including but not limited to all laws and regulations governing the Special Administrative Region of Hong Kong and the People’s Republic of China). All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Glory Reach’s subsidiary doing business in the PRC have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE IA
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF HONGGUAN

Section 1A.01   Incorporation.  Hongguan is a company duly incorporated, validly existing, and in good standing under the laws of the People’s Republic of China and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The Articles of Association of Hongguan have been approved by Administration Committee of Qingdao Foreign Trade & Economic Cooperation Bureau and are legal, valid and binding. The registered business scope of Hongguan Company is processing and manufacturing shoes and shoe products; clothing printing and the wholesale of shoes, clothes and clothing, which is neither categorized as “restricted industries” nor as “prohibited industries” for foreign investment in accordance with the provisions of PRC Catalogue of Industries for Guiding Foreign Investment, and complies with the PRC industrial policy for foreign investment. The current total investment and registered capital of Hongguan are respectively RMB 3,500,000 (approximately US $ 514,705) and RMB 2,600,000 (approximately US $382,353. According to Capital Verification Report (Qing Hua Hui Nei Yan Zi [2005] No.C-098) issued by Qingdao Huasheng Certified Public Accountants as of the date of September 9, 2005, the total registered capital, has been paid. Included in the Hongguan Schedules are complete and correct copies of Approval for its Establishment and Articles of Associations issued by Qingdao Foreign Trade & Economic Cooperation Bureau on February 4, 2010; Certificate of Approval for Establishment of Enterprise with Foreign Investment in the PRC issued by Qingdao People’s Government on February 4, 2010; Business License issued by Jimo City Administration for Industry and Commerce on February 8, 2010; Organization Code Certificate issued by Jimo City Qualification & Technology Supervision Bureau on November 3, 2009; Taxation Registration Certificates issued by Shangdong Province Qingdao City National Tax Bureau and Shangdong Province Qingdao City Local Tax Bureau jointly on May 19, 2008, as in effect on the date hereof . The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of  Hongguan’s corporate documents.  Hongguan has taken all actions required by law, its constituent documents or otherwise to authorize the execution and delivery of this Agreement.  Hongguan has full power, authority, and legal capacity and has taken all action required by law, its constituent documents, and otherwise to consummate the transactions herein contemplated. There are no shareholders of Hongguan who are PRC residents that are required to complete the registration and modification of foreign exchange for overseas investment with the State Administration of Foreign Exchange for their holding shares directly or indirectly in an offshore special purpose company according to the provisions of the Circular of State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Companies (“SAFE Circular No. 75”) and its Implementation Rules (“SAFE Notice No. 106”).

Section 1A.02   Subsidiaries and Predecessor Corporations.  Except as set forth in the Hongguan Schedule 1.02, Hongguan does not have any subsidiaries, and does not own, beneficially or of record, any shares of or control any other corporation.  For purposes hereinafter, the term “Hongguan” also includes those subsidiaries set forth on the Hongguan Schedules.

Section 1A.03   Financial Statements.

(a)           Included in the Hongguan Schedule 1.03 are (i) the audited balance sheets of Hongguan as of December 31, 2007  and December 31, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2007 and December 31, 2008   together with the notes to such statements and the opinion of MaloneBailey LLP , independent certified public accountants, and (ii) the unaudited financial statements for the quarter ended September 30, 2009 and September 30, 2008.. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Hongguan balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Hongguan.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Hongguan had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Hongguan, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b)           Hongguan has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Hongguan has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c)           The books and records, financial and otherwise, of Hongguan are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

(d)           All of Hongguan’s assets are reflected on its financial statements, and, except as set forth in the Hongguan Schedules or the financial statements of Hongguan or the notes thereto, Hongguan has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1A.04   Information.  The information concerning Hongguan set forth in this Agreement and in the Hongguan Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Hongguan has fully disclosed in writing to Datone (through this Agreement or the Hongguan Schedules) all information relating to matters involving Hongguan or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Hongguan or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Hongguan, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1A.05    Options or Warrants.  Except as set forth in the Hongguan Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Hongguan.

Section 1A.06   Absence of Certain Changes or Events.  Since September 30, 2009:

(a)           There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Hongguan;

(b)           Hongguan has not (i) amended its constituent documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)           Hongguan has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein including without limitation, acting as guarantor for a third party and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1A.07   Litigation and Proceedings. Except as disclosed on Schedule 1A.07, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Hongguan after reasonable investigation, threatened by or against Hongguan or affecting Hongguan or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Hongguan does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1A.08   Contracts.

(a)           All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  Hongguan is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Hongguan Schedules.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least five thousand dollars ($5,000);

(b)           All contracts, agreements, franchises, license agreements, and other commitments to which Hongguan is a party or by which its properties are bound and which are material to the operations of Hongguan taken as a whole are valid and enforceable by Hongguan in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)           Except as included or described in the Hongguan Schedule 1A.08 or reflected in the most recent Hongguan balance sheet, Hongguan is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Hongguan.

Section 1A.09   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Hongguan is a party or to which any of its assets, properties or operations are subject. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Hongguan pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Hongguan is a party or by which Hongguan is bound or to which any of the property or assets of Hongguan is subject, (B) result in any violation of the provisions of the Company’s constituent documents or (C) result in the violation of any law or statute or any judgment, order, rule, regulation or decree of any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over Hongguan or any of their properties or assets (each, a “Governmental Authority”).  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby and Hongguan has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the authorization, issuance and sale of the Securities as contemplated by this Agreement.

Section 1A.10   Compliance With Laws and Regulations.  Hongguan has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Hongguan or except to the extent that noncompliance would not result in the occurrence of any material liability for Hongguan.  This compliance includes, but is not limited to, the filing of all reports to date with Governmental Authority.As of the date hereof, the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and  Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 (the “M&A Rules”) or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules did not and do not apply to the transaction contemplated by this Agreement, the prior acquisition by Glory Reach of Hongguan or any prior restructuring activities of Glory Reach and Hongguan or it they did or do apply, that Hongguan has complied with all such rules and regulations. Neither CSRC or other PRC government approval required in connection with the above.

Section 1A.11   Approval of Agreement.  The Board of Directors of Hongguan has authorized the execution and delivery of this Agreement by Hongguan and has approved this Agreement and the transactions contemplated hereby.

Section 1A.12   Hongguan Schedules.  Hongguan has delivered to Datone the following schedules, which are collectively referred to as the “Hongguan Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Hongguan as complete, true, and correct as of the date of this Agreement in all material respects:

(a)           a schedule containing complete and correct copies of constituent documents of Hongguan in effect as of the date of this Agreement, including without limitation, the documents as set forth in Section 1A.01 above;

(b)           a schedule containing the financial statements of Hongguan identified in paragraph 1.03(a);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Hongguan since December 31, 2009, required to be provided pursuant to Section 1.07 hereof;

(d)           a schedule of any exceptions to the representations made herein; and

(e)           a schedule containing the other information requested above.

Hongguan shall cause the Hongguan Schedules and the instruments and data delivered to Datone hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1A.13   Valid Obligation.  This Agreement and all agreements and other documents executed by Hongguan in connection herewith constitute the valid and binding obligation of Hongguan, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1A.14   Property. Hongguan has good and marketable title to all its property (, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except as is disclosed on Hongguan Schedule 1A.14. Properties held under lease by Hongguan  are held by it under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of Hongguan.

Section 1A.15   Intellectual Property. Hongguan  owns, possesses, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of its business as now conducted, except as such failure to own, possess, or acquire such rights would not result in a Material Adverse Effect.  Furthermore, (A) to the knowledge of Hongguan, there is no infringement, misappropriation or violation  by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the knowledge of Hongguan, threatened, action, suit, proceeding or claim by others challenging Hongguan’s rights in or to any such Intellectual Property, and Hongguan is not aware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by Hongguan, and the Intellectual Property licensed to Hongguan, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and Hongguan is not aware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or threatened action, suit, proceeding or claim by others that Hongguan infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, Hongguan has not received any written notice of such claim and Hongguan is not aware of any other fact which would form a reasonable basis for any such claim; and (E) to the knowledge of Hongguan, no employee of Hongguan is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Hongguan or actions undertaken by the employee while employed with Hongguan, except as such violation would not result in a Material Adverse Effect.  No name which Hongguan uses and no other aspect of the business of Hongguan will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others material to the business or prospects of Hongguan and Hongguan has not received any notice alleging any such infringement or fee.  “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service  mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

Section 1A.16   Fees. Other than as contemplated by this Agreement, Hongguan has not incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 1A.17   Insurance. Hongguan carries, or is covered by, insurance from insurers with appropriately rated claims paying abilities in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries; all policies of insurance and any fidelity or surety bonds insuring Hongguan or its business, assets, employees, officers and directors are in full force and effect; Hongguan is in compliance with the terms of such policies and instruments in all material respects; there are no claims by Hongguan under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; Hongguan has not been refused any insurance coverage sought or applied for; and Hongguan  has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 1A.18   OFAC. Neither Hongguan nor any of its affiliates nor, any director, officer, agent, employee or affiliate of Hongguan or any of affiliates is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Hongguan or any of its affiliates with respect to U.S. sanctions administered by OFAC is pending or, to the knowledge of Hongguan, threatened; and Hongguan will not directly or indirectly lend, contribute or otherwise make available funds such proceeds to any party, joint venture partner or other person or entity, for the purpose of financing the activities of any person that would, if undertaken by a U.S. person as defined in U.S. sanctions administered by OFAC, be prohibited by  any U.S. sanctions administered by OFAC.

Section 1A.19   Labor. No labor problem or dispute with the employees of Hongguan exists or is threatened or imminent, and Hongguan is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that could have a Material Adverse Effect.

Section 1A.20   PRC Laws and Regulations. Hongguan is  in compliance with all applicable PRC laws and regulations. All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of Hongguan  have been duly obtained from the relevant PRC governmental authorities and are in full force and effect.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GREENWICH

As an inducement to, and to obtain the reliance of Glory Reach and the Glory Reach Shareholders, except as set forth in the Datone Schedules (as hereinafter defined), Greenwich represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01   Organization.  Datone is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Datone Schedules are complete and correct copies of the certificate of incorporation and articles of association of Datone (the “Articles”) as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Datone’s certificate of incorporation or Articles.  Datone has taken all action required by law, its certificate of incorporation, its Articles, or otherwise to authorize the execution and delivery of this Agreement, and Datone has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, Articles, or otherwise to consummate the transactions herein contemplated.

Section 2.02   Capitalization

(a)       Datone’s authorized capitalization consists of (a) 100,000,000 shares of common stock, par value $0.001 per share, of which 4,963,232 shares are issued and outstanding, and (b) 10,000,000 shares of preferred shares, par value $0.001 per share, of which 10,0000 shares have been designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).  Except for the Series Preferred Stock, no shares of preferred stock are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the Closing Date, no shares of Datone’s common stock were reserved for issuance upon the exercise of outstanding options to purchase the common shares; (iv) no common shares were reserved for issuance upon the exercise of outstanding warrants to purchase Datone common shares; (v) no shares of preferred stock were reserved for issuance to any party; and (vi) no common shares were reserved for issuance upon the conversion of Datone preferred stock or any outstanding convertible notes, debentures or securities.  All outstanding Datone common shares have been issued and granted in compliance with (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any applicable Contracts.

(b)       There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of Datone, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Datone is a party or by which it is bound obligating Datone to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Datone or obligating Datone to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Datone common shares or preferred stock except as set forth in this Agreement.

Except as contemplated by this Agreement and except as set forth in Schedule 2.02 hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Datone is a party or by which it is bound with respect to any equity security of any class of Datone, and there are no agreements to which Datone is a party, or which Datone has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03   Subsidiaries and Predecessor Corporations.  Save as otherwise provided in Schedule 2.03 Datone does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04   Financial Statements.

(a)           Included in the Datone Schedules are (i) the audited balance sheets of Datone as of December 31, 2008 and December 31 2007 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2008 and December 31, 2007 and (ii) interim unaudited balance sheets, statements of operations and statements of cash flows for three and nine months ended September 30, 2009 and 2008, together with the notes to such statements and the opinion of MaloneBailey LLP, independent certified public accountants, with respect thereto;

(b)           All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Datone balance sheets are true and accurate and present fairly as of their respective dates the financial condition of Datone.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Datone had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Datone, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles;

(d)           Datone has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

(e)           Datone has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial;

(f)           The books and records, financial and otherwise, of Datone are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and

(g)           All of Datone’s assets are reflected on its financial statements, and, except as set forth in the Datone Schedules or the financial statements of Datone or the notes thereto, Datone has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05   Information.  The information concerning Datone set forth in this Agreement and the Datone Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Datone has fully disclosed in writing to Glory Reach (through this Agreement or the Datone Schedules) all information relating to matters involving Datone or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of Datone or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Datone, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06   Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Datone.

Section 2.07   Absence of Certain Changes or Events.  Since the date of the most recent Datone balance sheet:

(a)           there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Datone or (ii) any damage, destruction or loss to Datone (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Datone;

(b)           Datone has not (i) amended its certificate of incorporation or Articles except as required by this Agreement; (ii) save for declaring a  dividend of all its shares in DT Communications, Inc. to all its shareholders as of the record date of February 12, 2010, Datone has not declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Datone; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)           Datone has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Datone balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Datone; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           to Greenwich’s knowledge, Datone has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Datone.

Section 2.08   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Greenwich after reasonable investigation, threatened by or against Datone or affecting Datone or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Datone Schedule 2.08.  Greenwich has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09   Contracts.

(a)           Datone is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)           Datone is not a party to or bound by, and the properties of Datone are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)           Datone is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Datone.

Section 2.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Datone is a party or to which any of its assets, properties or operations are subject.

Section 2.11   Compliance With Laws and Regulations.  To the best of its knowledge,  Datone has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.12   Approval of Agreement.  The Board of Directors of Datone has authorized the execution and delivery of this Agreement by Datone and has approved this Agreement and the transactions contemplated hereby.

Section 2.13   Material Transactions or Affiliations.  Except as disclosed herein and in the Datone Schedules, there exists no contract, agreement or arrangement between Datone and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Datone to own beneficially, 5% or more of the issued and outstanding common shares of Datone and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of Datone has, or has had since inception of Datone, any known interest, direct or indirect, in any such transaction with Datone which was material to the business of Datone.  Datone has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.14   Datone Schedules. Datone has delivered to Glory Reach the following schedules, which are collectively referred to as the “Datone Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Datone to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)           a schedule containing complete and accurate copies of the certificate of incorporation and Articles of Datone as in effect as of the date of this Agreement;

(b)           a schedule containing the financial statements of Datone identified in paragraph 2.04(a) and (b);

(c)           a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Datone since September 30, 2009, required to be provided pursuant to section 2.07 hereof; and

(d)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Datone Schedules by Sections 2.01 through 2.13.

Datone shall cause the Datone Schedules and the instruments and data delivered to Glory Reach hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.15   Bank Accounts; Power of Attorney.  Set forth in the Datone Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Datone within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Datone, (b) all safe deposit boxes and other similar custodial arrangements maintained by Datone within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from Datone or who are otherwise authorized to act on behalf of Datone with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16   Valid Obligation.  This Agreement and all agreements and other documents executed by Datone in connection herewith constitute the valid and binding obligation of Datone, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17   SEC Filings; Financial Statements.

(a) Datone has made available to Glory Reach a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Datone with the SEC for the 36 months prior to the date of this Agreement (the “Datone SEC Reports”), which, to Datone’s knowledge, are all the forms, reports and documents filed by Datone with the SEC for the 36 months or applicable period prior to the date of this Agreement. As of their respective dates, to Greenwich’s knowledge, the Datone SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Datone SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Datone SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of Datone at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a  material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of Datone, taken as a whole (“Material Adverse Effect.

Section 2.18   Exchange Act Compliance.  Datone is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Datone is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on Datone.

Section 2.19   Title to Property.  Datone does not own or lease any real property or personal property.  There are no options or other contracts under which Datone has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.20   Intellectual Property.  Datone does not own, license or otherwise have any right, title or interest in any intellectual property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE GLORY REACH SHAREHOLDERS

The Glory Reach Shareholders hereby represents and warrants, severally and solely, to Datone as follows.

Section 3.01   Good Title.  Each of the Glory Reach Shareholders is the record and beneficial owner, and has good title to his Glory Reach common shares, with the right and authority to sell and deliver such Glory Reach common shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Datone as the new owner of such Glory Reach common shares in the share register of Glory Reach, Datone will receive good title to such Glory Reach common shares, free and clear of all liens.

Section 3.02   Power and Authority. Each of the Glory Reach Shareholders has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Glory Reach Shareholders, enforceable against the Glory Reach Shareholders in accordance with the terms hereof.

Section 3.03   No Conflicts.  The execution and delivery of this Agreement by the Glory Reach Shareholders and the performance by the Glory Reach Shareholders of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Glory Reach Shareholders and (c) will not violate or breach any contractual obligation to which the Glory Reach Shareholders are a party.

Section 3.04   Finder’s Fee.  Each of the Glory Reach Shareholders represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Exchange.

Section 3.05   Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by each of the Glory Reach Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each of the Glory Reach Shareholders has no present intention of selling or otherwise distributing the Exchange Shares, except in compliance with applicable securities laws.

Section 3.06   Acquisition of Exchange Shares for Investment.

(a)           Each Glory Reach Shareholder is acquiring the Exchange Shares for investment for Glory Reach Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Glory Reach Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Glory Reach Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)           Each Glory Reach Shareholder represents and warrants that he or she: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Datone and its securities.

(c)           Each Glory Reach Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Glory Reach Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d)           Each Glory Reach Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Glory Reach Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Glory Reach Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Datone prior to Closing as may be requested by Datone to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Glory Reach Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e)           Each Glory Reach Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f)           Each Glory Reach Shareholder acknowledges that he has carefully reviewed such information as he has deemed necessary to evaluate an investment in Datone and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Glory Reach Shareholder under Regulation D has been furnished to such Glory Reach Shareholder by Datone.  To the full satisfaction of each Glory Reach Shareholder, he has been furnished all materials that he has requested relating to Datone and the issuance of the Exchange Shares hereunder, and each Glory Reach Shareholder has been afforded the opportunity to ask questions of Datone’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Glory Reach Shareholders.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Datone set forth in this Agreement, on which each of the Glory Reach Shareholders have relied in making an exchange of his shares Glory Reach for the Exchange Shares.

(g)           Each Glory Reach Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Glory Reach Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Datone’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h)           The Glory Reach Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Glory Reach Shareholder under this Section 3.06 shall survive the Closing.

Section 3.07   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Each of the Glory Reach Shareholders consents to Datone making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

Section 4.01   The Exchange.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each of the Glory Reach Shareholders who has elected to accept the exchange offer described herein by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of Glory Reach set forth on the Glory Reach Schedules attached hereto, constituting all of the shares of Glory Reach held by such shareholder; the objective of such Exchange being the acquisition by Datone of not less than 100% of the issued and outstanding shares of Glory Reach.  In exchange for the transfer of such securities by the Glory Reach Shareholders, Datone shall issue to the Glory Reach Shareholders, their affiliates or assigns, a total of  10,0000 shares of Series A Convertible Preferred Stock pursuant to Table 1 attached hereto, representing 93% of the total common shares of Datone on an as-converted to common stock basis, for all of the outstanding shares of Glory Reach held by the Glory Reach Shareholders (the “Exchange Shares”). At the Closing Date, each of the Glory Reach Shareholders shall, on surrender of their certificate or certificates representing his Glory Reach shares to Datone or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of Glory Reach shall be held by Datone. Upon consummation of the transaction contemplated herein there shall be 8,100,000 Datone common shares issued and outstanding and 10,000 shares of Series A Preferred Stock outstanding.

Section 4.02   [Intentionally Omitted]

Section 4.03   [Intentionally Omitted]

Section 4.04   Satisfaction of Present Liabilities of Datone.  At or prior to the Closing Date, the liabilities and obligations of Datone as set forth on Schedule 4.04 shall be satisfied by Datone.

Section 4.05   Closing. The closing (the “Closing” or the “Closing Date”) of the transactions contemplated by this Agreement shall occur on February 12, 2010 upon the exchange of the shares of Datone and Glory Reach as described in Section 4.01 herein. Such Closing shall take place at a mutually agreeable time and place, and be conditioned upon all of the conditions of the Offering being met.  The parties agree that as of a condition of Closing, the shareholders of Datone on February 12, 2010 for the purposes of determining such shareholders of record on February 12, 2010 entitled to receive shares in DT Communications, Inc. shall not include the Glory Reach Shareholders who are receiving the Exchange Shares on the same date.

Section 4.06   Closing Events.  At the Closing, Datone, Glory Reach and the Glory Reach Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.07   Termination.  This Agreement may be terminated by the Board of Directors of Glory Reach or Datone only in the event that Datone or Glory Reach does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

Section 5.01   Reverse Split and Round-Up Shares.  Subsequent to Closing, the new management of Datone will effect a 1-for-27 stock reverse split of our outstanding shares of common stock (the “Reverse Split”).  Immediately subsequent to the Reverse Split, the Exchange Shares shall automatically be converted into 9,700,000 shares of common stock (“Converted A Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock.  In the event, due to the rounding of fractional shares, subsequent to the Reverse Split the difference between the outstanding shares of the common stock of Datone and the Converted A Common Shares exceeds 300,000 shares of Datone’s common stock (such difference, the “Round-Up Shares”), such Round-Up Shares shall be deducted from the account of Greenwich.  Greenwich agrees to deliver whatever written instructions are required to the transfer agent of Datone to effect this deduction.

Section 5.02   Delivery of Books and Records.  At the Closing, Datone shall deliver to Glory Reach, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Datone which is now in the possession of Datone or its representatives.

Section 5.03   Third Party Consents and Certificates.  Datone and Glory Reach agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04   Designation of Directors.  At the Closing, Craig H. Burton, Joseph J. Passalaqua, and Joseph Meuse shall resign as directors of Datone and Tao Wang (Chairman), Renwei Ma and Lanhai Sun shall be appointed to the Board of Directors of Datone.  Such resignation and appointment will become effective on the tenth day following the mailing by Datone of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act, which will be mailed out on or about February 22, 2010.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.  The Glory Reach Shareholders shall cause Datone to provide a letter of indemnity  to indemnify them from and against  any acts or omission of the Datone for the period from Closing Date till the effective date of their resignation as directors.

Section 5.05   Transfer of Assets. The Glory Reach Shareholders will cause Datone to transfer all the assets, liabilities and business of Datone prior to the Close to its wholly owned subsidiary, DT Communications, Inc. no later than the day after Closing Date.

Section 5.05   Designation of Officers.  After the Closing Date, all present officers of Datone shall resign from all their officer positions of Datone and the persons as set forth below shall be appointed as Officers of Datone:

Name	Position
Tao Wang	President and Chief Executive Officer
Fang Sui	Chief Financial Officer
Renwei Ma	General Counsel
Wenshi Mao	Chief Operating Counsel
Zhengdian Xing	Vice President, Sales
Xianfu Qiao	Sourcing and Design Manager

Section 5.06   Indemnification.

(a)           Glory Reach hereby agrees to indemnify Datone and each of the officers, agents and directors of Datone as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (the “Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)           Swift Dynamic Ltd. the majority shareholder of Glory Reach agrees to indemnify Datone and each of the officers, agents and directors of Datone as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)           Greenwich hereby agrees to indemnify Glory Reach and each of the officers, agents, and directors of Glory Reach and the Glory Reach Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(d)           Hongguan hereby agrees to indemnify Datone and each of the officers, agents and directors of Datone as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article IA of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.06   The Acquisition of Datone Common Shares.  Datone and Glory Reach understand and agree that the consummation of this Agreement including the issuance of the Datone common shares to the Glory Reach Shareholders in exchange for the Glory Reach Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Datone and Glory Reach agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a)           In connection with the transaction contemplated by this Agreement, Datone and Glory Reach shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of Glory Reach reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(b)           In order to more fully document reliance on the exemptions as provided herein, Glory Reach, the Glory Reach Shareholders, and Datone shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Glory Reach or Datone and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c)           The Glory Reach Shareholders acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.07   Sales of Securities Under Rule 144, If Applicable.

(a)           Datone will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)           Upon being informed in writing by any person holding restricted stock of Datone that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Datone  will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)           If any certificate representing any such restricted stock is presented to Datone’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Datone will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10   Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of Datone prior to the Exchange, Glory Reach has indicated it will not enter into this Agreement unless Datone has arranged for the payment and discharge of all of Datone’s liabilities, including all of Datone’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, Datone has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.11   Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Datone, after the Closing Date, Craig Burton, Joseph Passalaqua, and Joseph Meuse shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of Datone occurring, reported or filed prior to the Closing, as may be necessary or required by Datone for the preparation of the reports that Datone is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF DATONE

The obligations of Datone under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Glory Reach in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Glory Reach shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Glory Reah prior to or at the Closing.

Section 6.02   [Intentionally Omitted]

Section 6.03   Approval by Glory Reach Shareholders.  The Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of Glory Reach, unless a lesser number is agreed to by Datone.

Section 6.04   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Glory Reach after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.06   Other Items. Datone shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Datone may reasonably request.

Section 6.07   PRC Legal Opinion. Datone and its majority shareholder, Greenwich Holdings Ltd shall have received a satisfactory PRC legal opinion from PRC counsel, Allbright Law Firm.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF GLORY REACH
AND THE GLORY REACH SHAREHOLDERS

The obligations of Glory Reach and the Glory Reach Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Datone in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, Datone shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Datone.

Section 7.02   [Intentionally Omitted]

Section 7.03   [Intentionally Omitted]

Section 7.04   Legal Opinion. Glory Reach shall have been furnished with an opinion dated the Closing Date, from the legal counsel of Datone, covering such matters as it relates to this Agreement and the issuance of the Datone common shares and other matters reasonably requested by Glory Reach.

Section 7.05   Good Standing.  Datone shall have received a certificate of good standing from the Delaware Secretary of State or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Datone is in good standing as a company in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.07   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Datone after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.08   Filing of Certificate of Designation.  Datone shall have filed with the Secretary of State of the State of Delaware a Certificate of Designation setting forth the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions of the Series A Preferred Stock, in form and substance mutually agreed upon by the Parties.

Section 7.09   Other Items.  Glory Reach shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Glory Reach may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01   Brokers.  Datone and Glory Reach agree that, except as set out on Schedule 8.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Datone and Glory Reach agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02   Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in New York, New York, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03   Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Glory Reach or Hongguan, to:

Tao Wang
Qingdao Hongguan Footwear. Ltd.
269 First Huashan Road
Jimo City, Qingdao
Shandong, PRC

With copies to:	Ryan Nail, Esq. The Crone Law Group 101 Montgomery, Suite 1950 San Francisco, CA 94104

If to Datone, to:

With copies to:

If to Greenwich, to:

With copies to:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04   Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06   Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 8.07   Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.08   Third Party Beneficiaries.  This contract is strictly between Datone and Glory Reach, and, except as specifically provided, no director, officer, stockholder (other than the Glory Reach Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Article VI and VII above, whether or not the Exchange is consummated, each of Datone  and Glory Reach will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.14   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Datone

By: ________________________________________
Name:
Title: Chief Executive Officer, Director

And

By: ________________________________________
Name:
Majority Shareholder

Glory Reach:

By: _________________________________________

And

By: _________________________________________
Swift Dynamic Limited
Majority Shareholder of Glory Reach Ltd.

Greenwich:

By: _________________________________________

And

By: _________________________________________

Qingdao Hongguan Shoes Co., Ltd:

By: _________________________________________

Approved and Accepted by the GLORY REACH Shareholders:

Swift Dynamic Ltd.

By: ________________________________________
Name:
Title:

Golden Stone Capital Ltd.

By: ________________________________________
Name:
Title:

_____________________________________________ Name: Hong Yan

_____________________________________________ Name: Shunji Zheng

_____________________________________________ Name: Lei Shen

_____________________________________________ Name: Depeng Hu

_____________________________________________ Name: Siyou Wang

_____________________________________________ Name: Lanhai Sun

_____________________________________________ Name: Joseph Meuse

_____________________________________________ Name: William Luckman

Table 1:   Exchange Shares to be Issued

Name	Number of shares
Swift Dynamic Ltd.	6,495
Golden Stone Capital Ltd.	207
Yan, Hong	104
Zheng, Shunji	207
Shen, Lei	104
Hu, Depeng	413
Wang, Siyou	413
Sun, Lanhai	310
Meuse, Joseph	873
Luckman, William	874
Total	10,000

GLORY REACH LTD.  (“Glory Reach”)
Share Exchange Agreement
Glory Reach Schedules
February 12, 2010

Section 1.03
Subsidiaries
Qingdao Hongguan Footwear. Ltd.

Section 1.04
Financial Statements
Audited financial statements for the years ending June 30, 2009 and June 30, 2008 and the unaudited financial statements for the quarter ended September 30, 2009 are attached.

Section 1.06
Options and Warrants
None.

Section 1.07
Absence of Certain Changes or Events
None.

Section 1.08
Litigation and Proceedings
None.

Section 1.09
Contracts
None.

QINGDAO HONGGUAN FOOTWEAR LTD.  (“Hongguan”)
Share Exchange Agreement
Hongguan Schedules
February 12, 2010

Section 1A.01

Constituent documents:

Approval for its Establishment and Articles of Associations issued by Qingdao Foreign Trade & Economic Cooperation Bureau on February 4, 2010; Certificate of Approval for Establishment of Enterprise with Foreign Investment in the PRC issued by Qingdao People’s Government on February 4, 2010; Business License issued by Jimo City Administration for Industry and Commerce on February 8, 2010; Organization Code Certificate issued by Jimo City Qualification & Technology Supervision Bureau on November 3, 2009; Taxation Registration Certificates issued by Shangdong Province Qingdao City National Tax Bureau and Shangdong Province Qingdao City Local Tax Bureau jointly on May 19, 2008.

Section 1A.02

Subsidiaries

Section 1A.03

Financial Statements

Audited financial statements for the years ending June 30, 2009 and June 30, 2008 and the unaudited financial statements for the quarter ended September 30, 2009 are attached.

Section 1.05

Options and Warrants

None.

Section 1.06

Absence of Certain Changes or Events

None.

Section 1.07

Litigation and Proceedings

None.

Section 1.08

Contracts

Distributer Contracts
Purchase Contracts
Asset Transfer Agreement between Hongguan and Tao Wang

DATONE, INC. (“Datone”)
Share Exchange Agreement
Datone Schedules
February 12, 2010

Section 2.04
Financial Statements
See SEC filings.

Section 2.07
Absence of Certain Changes or Events
None.

Section 2.08
Litigation and Proceedings
None.

Section 2.09
Contracts
None.